                                                                    EXHIBIT 11.1

                           HARMONIC LIGHTWAVES, INC.

                COMPUTATION OF NET INCOME (LOSS) PER SHARE(1)(2)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1996           1995           1994
                                                            ------------   ------------   ------------
Net income (loss).........................................    $  5,918       $  4,121       $ (2,368)
                                                               =======        =======        =======
Weighted average shares outstanding:
  Common stock............................................      10,106          5,797            443
  Mandatorily redeemable convertible preferred stock......          --          3,129          7,095
  Common stock issuable upon exercise of options and
     warrants.............................................       1,368          1,456            638
                                                               -------        -------        -------
Weighted average common shares and equivalents............      11,474         10,382          8,176
                                                               =======        =======        =======
Net income (loss) per share(1)(2).........................    $   0.52       $   0.40       $  (0.29)
                                                               =======        =======        =======

---------------
(1) Computed in the manner described in Note 1 to Notes to Consolidated Financial Statements.

(2) Share and per share data adjusted to reflect a 1-for-3 reverse stock split effective upon the reincorporation of the Company into Delaware in May 1995.